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                                 EXHIBIT 99.14

                               Stock Bonus Plan
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                                   EXHIBIT I

                            FARALLON COMPUTING, INC.
                                STOCK BONUS PLAN
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        1.  Purpose. It is the purpose of this Stock Bonus Plan (the "Plan") to
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enable Farallon Computing, Inc., a California Corporation (the "Company"), to
award shares of the Company's Common Stock to selected employees of the Company for outstanding contributions by such individuals rendered to the Company.

        2.  Eligibility. Eligible participants shall be limited to the Company's
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employees designated by authorization of the Board of Directors (the "Board").

        3.  Plan Administration. The Plan shall be administered by the Board.
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The Board shall have full power to issue fully-vested shares of the Company's
Common Stock for past services rendered to the Company by eligible employees.

        4.  Shares. Subject to the provisions of paragraph 7 relating to
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adjustments upon changes in stock, a maximum of 100,000 shares of Common Stock may be issued pursuant to the Plan per year. The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

        5.  Consideration. Common Stock issued under the Plan shall be awarded
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in consideration of past services rendered to the Company and valued at fair market value as determined by the Board on the date of the stock award.

        6.  Additional Terms. The Board may impose such additional terms and
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conditions upon any issuance of shares of Common Stock, including, without limitation, restrictions upon transfer, as the Board determines in its authorization of awards under the Plan.

        7.  Adjustments Upon Changes in Stock. If any change is made in the
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stock subject to the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Board shall make appropriate adjustments in the class and maximum number of shares subject to the Plan.

        8.  Effective Date and Termination. The effective date of the Plan shall
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be October 1, 1992. The Company may terminate the Plan at any time. If not sooner terminated, the Plan shall terminate at the close of business on
October 1, 2002.
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                                   EXHIBIT II

                               SECTION 260.141.11
                    TITLE 10, CALIFORNIA ADMINISTRATIVE CODE

        260.141.11 Restriction on Transfer. (a) The issuer of any security upon which a restriction on transfer has been imposed pursuant to Sections 260.102.6,
260.141.0 or 260.534 shall cause a copy of this section to be delivered to each issuee or transferee of such security at the time the certificate evidencing the security is delivered to the issuee or transferee.

        (b) It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of these rules), except:

             (1)  to the issuer;

             (2)  pursuant to the order or process of any court;

             (3) to any person described in Subdivision (i) of Section 25102 of the Code or Section 206.105.14 of these rules;

             (4) to the transferor's ancestors, descendants or spouse, or any custodian or trustee for the account of the transferor or the transferor's ancestors, descendants, or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferee's ancestors, descendants or spouse;

             (5)  to holders of securities of the same class of the same issuer;

             (6)  by way of gift or donation inter vivos or on death;

             (7) by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities law of the foreign state, territory or country concerned;

             (8) to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or selling group;

             (9) if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner's written consent is obtained or under this rule not required;

             (10) by way of a sale qualified under Sections 25111, 25112, 25113 or 25121 of the Code, of the securities to be transferred, provided that no order under Section 25140 or Subdivision (a) of Section 25143 in effect with respect to such qualification;
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             (11) by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;

             (12) by way of an exchange qualified under Section 25111, 25112 or 25113 of the Code, provided that no order under Section 25140 or Subdivision (a) of Section 25143 is in effect with respect to such qualification;

             (13) between residents of foreign states, territories or countries who are neither domiciled nor actually present in this state;

             (14) to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state; or

             (15) by the State Controller pursuant to the Unclaimed Property Law or by the administrator of the unclaimed property law of another state if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

             (16) by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities;

             (17) by way of an offer and sale of outstanding securities in an issuer transaction that is subject to the qualification requirement of Section 25110 of the Code but exempt from that qualification requirement by subdivision
(f) of Section 25102;

provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

       (c) The certificates representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their fact a legend, prominently stamped or printed thereon in capital letters of not less than 10-point size, reading as follows:

"IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES."